Exhibit 99.1

News Release

Nucor Reports Results for the First Quarter of 2025

First Quarter of 2025 Highlights

•	Net earnings attributable to Nucor stockholders of $156 million, or $0.67 per diluted share.

•	Adjusted net earnings attributable to Nucor stockholders of $179 million, or $0.77 per diluted share.

•	Net sales of $7.83 billion.

•	Net earnings before noncontrolling interests of $226 million; EBITDA of $696 million.

CHARLOTTE, N.C. – April 28, 2025 - Nucor Corporation (NYSE: NUE) today announced consolidated net earnings attributable to Nucor stockholders of $156 million, or $0.67 per diluted share, for the first quarter of 2025. Excluding certain one-time charges taken during the quarter, Nucor’s first quarter of 2025 adjusted net earnings attributable to Nucor stockholders was $179 million, or $0.77 per diluted share. By comparison, Nucor reported consolidated net earnings attributable to Nucor stockholders of $287 million, or $1.22 per diluted share, for the fourth quarter of 2024 and $845 million, or $3.46 per diluted share, for the first quarter of 2024.

Reflected in the first quarter of 2025 losses and impairments of assets are certain one-time charges totaling $29 million, or $0.10 per diluted share, related to the closure or repurposing of certain facilities.

“Despite recent financial market volatility, Nucor is seeing solid demand for the steel and steel products we manufacture. Our healthy balance sheet and diverse product portfolio position us well, even in uncertain times,” said Leon Topalian, Chair, President and Chief Executive Officer. “Our investment strategy continues to position Nucor as the premier North American steel producer, creating long-term economic value for our customers and shareholders.”

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the first quarter of 2025 and 2024 were as follows (in millions):

	Three Months (13 Weeks) Ended
	April 5, 2025	March 30, 2024
Steel mills	$231	$1,102
Steel products	288	512
Raw materials	29	9
Corporate/eliminations	(263)	(398)

	$285	$1,225

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2025 (Continued)

Financial Review

Nucor’s consolidated net sales were $7.83 billion in the first quarter of 2025, an 11% increase compared to $7.08 billion in the fourth quarter of 2024 and a 4% decrease compared to $8.14 billion in the first quarter of 2024. Average sales price per ton in the first quarter of 2025 decreased 2% compared to the fourth quarter of 2024 and decreased 12% compared to the first quarter of 2024. A total of 6,830,000 tons were shipped to outside customers in the first quarter of 2025, an increase of 13% compared to the fourth quarter of 2024 and an increase of 10% compared to the first quarter of 2024. Total steel mill shipments in the first quarter of 2025 increased 14% compared to the fourth quarter of 2024 and increased 10% compared to the first quarter of 2024. Steel mill shipments to internal customers represented 19% of total steel mill shipments in the first quarter of 2025, compared to 19% in the fourth quarter of 2024 and 21% in the first quarter of 2024. Downstream steel product shipments to outside customers in the first quarter of 2025 increased 8% from the fourth quarter of 2024 and increased 9% from the first quarter of 2024.

The average scrap and scrap substitute cost per gross ton used in the first quarter of 2025 was $394, a 3% increase compared to $381 in the fourth quarter of 2024 and a 6% decrease compared to $421 in the first quarter of 2024.

Pre-operating and start-up costs related to the Company’s growth projects were approximately $170 million, or $0.56 per diluted share, in the first quarter of 2025, compared with approximately $164 million, or $0.53 per diluted share, in the fourth quarter of 2024 and approximately $125 million, or $0.39 per diluted share, in the first quarter of 2024.

Overall operating rates at the Company’s steel mills were 80% in the first quarter of 2025, compared to 74% in the fourth quarter of 2024 and 82% in the first quarter of 2024.

Financial Strength

At the end of the first quarter of 2025, we had $4.06 billion in cash and cash equivalents and short-term investments on hand. On March 11, 2025, the Company amended and restated its revolving credit facility to increase the borrowing capacity from $1.75 billion to $2.25 billion and to extend its maturity date to March 11, 2030. The facility remains undrawn. Nucor continues to have the strongest credit ratings in the North American steel sector (A-/A-/Baa1) with stable outlooks at Standard & Poor’s and Fitch Ratings and a positive outlook at Moody’s.

Commitment to Returning Capital to Stockholders

During the first quarter of 2025, Nucor repurchased approximately 2.3 million shares of its common stock at an average price of $133.17 per share. As of April 5, 2025, Nucor had approximately $806 million remaining authorized and available for repurchases under its share repurchase program. This share repurchase authorization is discretionary and has no scheduled expiration date.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2025 (Continued)

On February 18, 2025, Nucor’s Board of Directors declared a cash dividend of $0.55 per share. This cash dividend is payable on May 12, 2025 to stockholders of record as of March 31, 2025 and is Nucor’s 208th consecutive quarterly cash dividend.

First Quarter of 2025 Analysis

Steel mills segment earnings in the first quarter of 2025 increased from the fourth quarter of 2024, primarily due to increased volumes. Earnings in the steel products segment decreased in the first quarter of 2025 as compared to the fourth quarter of 2024 due to lower average selling prices. Earnings in the raw materials segment decreased in the first quarter of 2025 as compared to the fourth quarter of 2024 due to lower margins at our scrap processing operations and direct reduced iron facilities.

Second Quarter of 2025 Outlook

We expect earnings in the second quarter of 2025 to increase compared to the first quarter of 2025. Earnings in the second quarter of 2025 are expected to increase across all three of our operating segments, with the largest increase in the steel mills segment. The expected increase in the steel mills segment earnings is primarily due to higher average selling prices at our sheet and plate mills. Earnings in the steel products segment are expected to increase in the second quarter of 2025 as compared to the first quarter of 2025 due to increased volumes. The raw materials segment is expected to have increased earnings in the second quarter of 2025.

Earnings Conference Call

An earnings call is scheduled for April 29, 2025 at 10:00 a.m. Eastern Time to review Nucor’s first quarter of 2025 financial results and provide a business update. The call can be accessed via webcast from the Investor Relations section of Nucor’s website (nucor.com/investors). A presentation with supplemental information to accompany the call has been posted to Nucor’s Investor Relations website. A playback of the webcast will be posted to the same site within one day of the live event.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; overhead doors; steel grating; wire and wire mesh; and utility structures. Nucor, through The David J. Joseph Company and its affiliates, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2025 (Continued)

Non-GAAP Financial Measures

The Company uses certain non-GAAP (Generally Accepted Accounting Principles) financial measures in this news release, including EBITDA, adjusted net earnings attributable to Nucor stockholders and adjusted net earnings per diluted share. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable financial measure calculated and presented in accordance with GAAP.

We define EBITDA as net earnings before noncontrolling interests, adding back the following items: interest (income) expense, net; provision for income taxes; losses and impairments of assets; depreciation; and amortization. We define adjusted net earnings attributable to Nucor stockholders as net earnings attributable to Nucor stockholders adding back losses and impairments of assets, net of tax. We define adjusted net earnings per diluted share as net earnings per diluted share adding back the per diluted share impact of losses and impairments of assets, net of tax. Please note that other companies might define their non-GAAP financial measures differently than we do.

Management presents the non-GAAP financial measures of EBITDA, adjusted net earnings attributable to Nucor stockholders and adjusted net earnings per diluted share in this news release because it considers them to be important supplemental measures of performance. Management believes that these non-GAAP financial measures provide additional insight for analysts and investors evaluating the Company’s financial and operational performance by providing a consistent basis of comparison across periods.

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to general market conditions, and in particular, prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) the availability and cost of electricity and natural gas, which could negatively affect our cost of steel production or result in a

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2025 (Continued)

delay or cancellation of existing or future drilling within our natural gas drilling programs; (5) critical equipment failures and business interruptions; (6) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; (7) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (8) uncertainties and volatility surrounding the global economy, including excess world capacity for steel production, inflation and interest rate changes; (9) fluctuations in currency conversion rates; (10) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs, capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (11) the cyclical nature of the steel industry; (12) capital investments and their impact on our performance; (13) our safety performance; (14) our ability to integrate businesses we acquire; and (15) the impact of any pandemic or public health situation. These and other factors are discussed in Nucor’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s Annual Report on Form 10-K for the year ended December 31, 2024. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Contact Information

For Investor/Analyst Inquiries - Jack Sullivan, 704-264-8942, or Paul Donnelly, 704-264-8807

For Media Inquiries - Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2025 (Continued)

Tonnage Data
(In thousands)
	Three Months (13 Weeks) Ended
	April 5, 2025	March 30, 2024	Percent Change
Steel mills total shipments:
Sheet	2,981	2,974	—
Bars	2,290	1,912	20%
Structural	577	550	5%
Plate	577	412	40%
Other	38	42	-10%

	6,463	5,890	10%

Sales tons to outside customers:
Steel mills	5,226	4,676	12%
Joist and deck	182	180	1%
Rebar fabrication products	247	238	4%
Tubular products	270	208	30%
Building systems	48	55	-13%
Other steel products	301	284	6%
Raw materials	556	583	-5%

	6,830	6,224	10%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2025 (Continued)

Condensed Consolidated Statements of Earnings (Unaudited)

(In millions, except per share data)

	Three Months (13 Weeks) Ended
	April 5, 2025	March 30, 2024
Net sales	$7,830	$8,137

Costs, expenses and other:
Cost of products sold	7,225	6,614
Marketing, administrative and other expenses	281	345
Equity in earnings of unconsolidated affiliates	(4)	(9)
Losses and impairments of assets	29	—
Interest expense (income), net	14	(38)

	7,545	6,912

Earnings before income taxes and noncontrolling interests	285	1,225
Provision for income taxes	59	266

Net earnings before noncontrolling interests	226	959
Earnings attributable to noncontrolling interests	70	114

Net earnings attributable to Nucor stockholders	$156	$845

Net earnings per share:
Basic	$0.67	$3.46
Diluted	$0.67	$3.46
Average shares outstanding:
Basic	232.7	243.1
Diluted	232.9	243.5

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2025 (Continued)

Condensed Consolidated Balance Sheets (Unaudited)

(In millions)

	April 5, 2025	Dec. 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$3,156	$3,558
Short-term investments	905	581
Accounts receivable, net	2,965	2,675
Inventories, net	5,256	5,106
Other current assets	478	555

Total current assets	12,760	12,475
Property, plant and equipment, net	13,759	13,243
Goodwill	4,287	4,288
Other intangible assets, net	3,069	3,134
Other assets	824	800

Total assets	$34,699	$33,940

LIABILITIES
Current liabilities:
Short-term debt	$160	$225
Current portion of long-term debt and finance lease obligations	1,031	1,042
Accounts payable	2,272	1,832
Salaries, wages and related accruals	574	903
Accrued expenses and other current liabilities	1,022	975

Total current liabilities	5,059	4,977
Long-term debt and finance lease obligations due after one year	6,689	5,683
Deferred credits and other liabilities	1,836	1,863

Total liabilities	13,584	12,523

Commitments and contingencies
EQUITY
Nucor stockholders’ equity:
Common stock	152	152
Additional paid-in capital	2,245	2,223
Retained earnings	30,300	30,271
Accumulated other comprehensive loss, net of income taxes	(198)	(208)
Treasury stock	(12,430)	(12,144)

Total Nucor stockholders’ equity	20,069	20,294
Noncontrolling interests	1,046	1,123

Total equity	21,115	21,417

Total liabilities and equity	$34,699	$33,940

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2025 (Continued)

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Three Months (13 Weeks) Ended
	April 5, 2025	March 30, 2024
Operating activities:
Net earnings before noncontrolling interests	$226	$959
Adjustments:
Depreciation	303	257
Amortization	65	59
Impairment of assets	12	—
Stock-based compensation	26	21
Deferred income taxes	(31)	(40)
Distributions from affiliates	6	7
Equity in (earnings) losses of unconsolidated affiliates	(4)	(9)
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(291)	(208)
Inventories	(150)	(14)
Accounts payable	378	(392)
Federal income taxes	72	248
Salaries, wages and related accruals	(308)	(596)
Other operating activities	60	168

Cash provided by operating activities	364	460

Investing activities:
Capital expenditures	(859)	(670)
Investment in and advances to affiliates	—	—
Disposition of plant and equipment	3	4
Acquisitions (net of cash acquired)	(1)	1
Purchases of investments	(452)	(647)
Proceeds from the sale of investments	127	422
Other investing activities	2	—

Cash used in investing activities	(1,180)	(890)

Financing activities:
Net change in short-term debt	(65)	11
Proceeds from issuance of long-term debt, net of discount	997	—
Bond issuance costs	(9)	—
Repayment of long-term debt	(4)	(3)
Proceeds from exercise of stock options	—	3
Payment of tax withholdings on certain stock-based compensation	—	(3)
Distributions to noncontrolling interests	(172)	(265)
Cash dividends	(129)	(134)
Acquisition of treasury stock	(300)	(1,001)
Proceeds from government grants	75	—
Other financing activities	21	(4)

Cash provided by (used in) financing activities	414	(1,396)

Effect of exchange rate changes on cash	—	(3)

Decrease in cash and cash equivalents	(402)	(1,829)
Cash and cash equivalents - beginning of year	3,558	6,387

Cash and cash equivalents - end of three months	$3,156	$4,558

Non-cash investing activity:
Change in accrued plant and equipment purchases	$62	$(11)

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2025 (Continued)

Non-GAAP Financial Measures

Reconciliation of EBITDA (Unaudited)

(In millions)

	Three Months (13 Weeks) Ended
	April 5, 2025	March 30, 2024
Net earnings before noncontrolling interests	$226	$959
Depreciation	303	257
Amortization	65	59
Losses and impairments of assets	29	—
Interest (income) expense, net	14	(38)
Provision for income taxes	59	266

EBITDA	$696	$1,503

Reconciliation of adjusted net earnings attributable to Nucor stockholders (Unaudited)

(In millions, except per share data)

	Three Months (13 Weeks) Ended April 5, 2025
		Diluted EPS
Net earnings attributable to Nucor stockholders	$156	$0.67
Losses and impairments of assets, net of tax	23	0.10

Adjusted net earnings attributable to Nucor stockholders	$179	$0.77

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com